EXHIBIT 10.1

MARKETING AND SALES DISTRIBUTION AGREEMENT

This Marketing and Sales Distribution agreement (the "Agreement") is made by and between Anvex International, Inc. ("Anvex") and/or assigns (the "Assigns") to market and distribute the manufactured stone products (hereafter collectively referred to as (“Products"), and RIVEF S.C., Ltd. (hereafter referred to as "Supplier"), collectively the "Parties", on the 23rd day of February, 2011.

Whereas, Supplier is a distributor of certain manufactured stone Products in Ecuador, of which a non-exclusive list is hereby provided in Exhibit A, and Anvex and its Assigns, are in the business of marketing and distributing items to the General Public.

NOW, THEREFORE, in consideration of the mutual agreements promises set forth herein, the parties agree as follows:

1.   Supplier agrees to distribute the Products and fulfill Anvex’s written purchase orders for Products in a timely manner, and in any event will use its best efforts to fill placed orders within a period of thirty days (30) days or less following the receipt of any written order.

Anvex or its Assigns shall prepay by letter of credit or wire transfer 25% of the Price up-front and then satisfy the remaining 75% of the Price within 7 days after the Product is loaded and has departed a sea port. Anvex will pay all related shipping costs, unless other arrangements have been expressly made.

2.  Supplier agrees to deliver to Anvex copies of all applicable reports, articles, tests, investigations, testimonials, certificates and any other comments or other information (collectively the “Information") on the Products immediately after Supplier's receipt of such Information.

      Anvex and its Assigns may use the Information in all its marketing and distribution efforts to sell the Products. Anvex agrees not to make any marketing claims in regard to the Products that are not supported by the Information supplied by Supplier.

3. Price will be determined according to Exhibit A (Product and Pricing). From time to time, Supplier can make reasonable adjustment(s) to the Price of the Products by giving Anvex written notification of such Product price amendments.

      Although the price list acts as a guide for purchases made by Anvex, discounts can be negotiated between both parties on any singular Product purchase order submitted to Supplier.

4.   This agreement will run in perpetuity, unless terminated by either of the parties.

5.  Termination will be effective sixty (60) days following the date that one Party delivers written notice of termination to the non-terminating Party.  Notwithstanding this provision, Anvex or its Assigns will be permitted to sell, market, and distribute all Products that have been ordered from Supplier, or are in the possession of Anvex or its Assigns at termination.

6.  There are no set minimum quota requirements for Product sales under this Agreement and Supplier will be obligated to assist in the completion of each sales order on a case-by-case basis, regardless of quantity.

7.  Supplier warrants that its Products are not subject to any claim (for infringement or otherwise), demand, or legal action by any third party. Supplier warrants and guarantees that to the best of its knowledge all claims made by Supplier about the Products are true and correct.

 8.  All notices and other communications required or provided for under this Agreement shall be validly given, made, or served if in writing and delivered personally or sent by registered mail, to the other party. Each party may, by notice to the other as provided herein, designate a different address at any time.

 9. This Agreement and the rights and obligations of the parties herein, shall be construed in accordance with the laws of Republic of Ecuador.

10. This Agreement may be signed by facsimile if required in as many counterparts as may be required.

Agreed to and accepted as of the 23rd day of February, 2011 by:

ANVEX INTERNATIONAL, INC. Per: /S/ Anna Vechera Anna Vechera	RIVEF S.C. Per: /S/ Renato Rivera Renato Rivera